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                                                                   Exhibit 10.24
                                                            Identix Incorporated

                             EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into as of the 26th day of April,1999, between Identix Incorporated, a Delaware corporation ("Identix"), and Oscar Pieper ("Employee").

                                  BACKGROUND
                                  ----------

     A. Identix and IDT Holdings, Inc., a Delaware corporation (the "Company" or "IDT Holdings"), have entered into an Agreement and Plan of Reorganization and Merger dated as of November 14, 1998, as amended on December 11, 1998, February 3, 1999 and March 16, 1999 (the "Merger Agreement") pursuant to which the Company will merge with a wholly-owned subsidiary of Identix (the "Merger") and the Company will be the surviving corporation and will become a wholly-owned subsidiary of Identix.

     B. Identix desires to assure the services of Employee from the date on which the Merger becomes effective (the "Effective Date") for the term of years after the Effective Date indicated on Schedule A, and Employee is willing to be employed by Identix during such period, on the terms and subject to the conditions set forth in this Agreement. This Agreement shall only be effective upon the Effective Date and shall be of no effect if the Merger does not occur.

     THE PARTIES AGREE AS FOLLOWS:

          1.   Duties.  During the term of this Agreement, Employee shall devote
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all of his business time, energy, and skill to the affairs of Identix; provided, however, that Employee may undertake such specific additional charitable and business activities, if any, as Identix may reasonably approve (including, without limitation, activities for affiliates of Identix). During the term of this Agreement, Employee shall report directly to the person indicated on Schedule A, or to such other person or persons as may be selected by the Board of Directors of Identix from time to time.

          2.   Term of Employment.
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               2.1  Definitions.  For purposes of this Agreement the following
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terms shall have the following meanings:

                    (a) "Termination For Cause" shall mean termination by Identix of Employee's employment by Identix (i) by reason of Employee's commission of a felony or other conduct involving fraud or moral turpitude, (ii) by reason of Employee's fraud upon, or deliberate injury or attempted injury to Identix, (iii) by reason of Employee's failure to substantially perform for Identix the normal material duties related to his job position (other than failure resulting from incapacity due to disability or death) which failure continues for sixty (60) days following the Employee's receipt of written notice of such failure to perform, specifying the nature of the failure and the means by which it can be remedied, (iv) by reason of Employee's willfully engaging in gross misconduct which is materially and demonstrably injurious to Identix, or
(v) by reason of Employee's willful breach of this Agreement in any material respect.
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                    (b) "Termination Other Than For Cause" shall mean
termination by Identix of Employee's employment by Identix (other than in a Termination For Cause). Included within the definition of "Termination Other Than For Cause" shall be (i) Employee's death during the term of this Agreement,
(ii) termination of Employee's employment by Identix based on Employee's failure to perform his duties under this Agreement on account of illness or physical or mental incapacity for a period of more than three (3) consecutive months or
(iii) any other involuntary termination that does not constitute a Termination For Cause.

                    (c) "Voluntary Termination" shall mean termination by Employee of Employee's employment by Identix, excluding termination by reason of Employee's death or disability as described in Section 2.1(b).

                    (d) "Resignation for Good Reason" shall mean a voluntary resignation of employment by Employee as a result of a material diminution in responsibility, decrease in base salary or an involuntary relocation, provided that Employee notifies Identix on or prior to any such resignation and Identix fails to cure such event giving good reason for such resignation within 30 days thereafter.

               2.2  Basic Term. The term of employment of Employee by Identix
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shall commence on the Effective Date and shall continue for the term indicated
on Schedule A, unless extended by mutual written agreement of Employee and Identix or earlier terminated as provided in this Agreement.

               2.3  Termination For Cause. Termination For Cause may be effected
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by Identix at any time during the term of this Agreement and shall be effected by written notification to Employee. Upon Termination For Cause, Employee shall be immediately paid all accrued salary, and all accrued vacation pay, all to the effective date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including, without limitation, severance compensation or bonus.

               2.4  Termination Other Than For Cause or Resignation for Good
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Reason. Notwithstanding anything else in this Agreement, Identix may effect a
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Termination Other Than For Cause at any time after giving at least 30 days'
notice to Employee of such termination or pay in lieu of such notice. Upon the effective date of any Termination Other Than For Cause or Resignation for Good Reason, (a) Employee shall immediately be paid all accrued salary, and all accrued vacation pay, all to the effective date of termination, (b) as severance compensation, Employee shall continue to be paid his then current base salary for the number of months indicated on Schedule A or until the end of the original term of this Agreement, whichever is earlier ("Severance Period"), (c) Employee shall be paid all bonuses accrued through the date of termination, (d) during the Severance Period, the Company shall make COBRA payments to continue Employee's medical and dental benefits (or pay Employee an amount equivalent to such COBRA payments) and shall make payments to continue Employee's term life insurance (or pay Employee an amount equivalent to the premiums in effect prior to termination), and (e) the options to purchase Common Stock granted to Employee on the date of, and in connection with, this Agreement shall fully vest immediately in accordance with the terms of the stock option agreement attached as Exhibit 4, but Employee shall not be paid any other compensation or reimbursement of any kind. If any Termination Other Than For Cause is the result of the death of Employee, all payments payable under this

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Section 2.4 shall be paid to Employee's heirs or legal representative.

               2.5  Voluntary Termination. In the event of a Voluntary
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Termination, Identix shall immediately pay to Employee all accrued salary, and all accrued vacation pay, all to the effective date of termination, but no other compensation or reimbursement of any kind, including, without limitation, severance compensation or bonus.

          3.   Salary and Benefits.
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               3.1  Base Salary.  As payment for the services to be rendered by
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Employee as provided in Section 1 and subject to the terms and conditions of
Section 2, Identix agrees to pay to Employee a "base salary" at the rate per month indicated on Schedule A, subject to deductions, payable bi-weekly in the same manner as other Identix employees receive their base compensation.

               3.2  Bonus.  Employee shall be eligible for a bonus as indicated
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on Schedule A.

               3.3  Fringe Benefits. Employee shall be eligible to participate
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in such of Identix's benefit plans as are now generally available or later made generally available to employees of Identix. Such benefits shall at a minimum include medical, dental and term life insurance.

               3.4  Car Allowance. Employee shall receive a car allowance of
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$800 per month during the term of this Agreement.

          4.   Stock Options.  In further consideration for Employee agreeing to
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perform services for the Company hereunder, contemporaneously with the execution of this Agreement, Employee and Identix shall enter into a stock option agreement in the form attached hereto as Exhibit 4, covering the number of shares of Identix Common Stock indicated on Schedule A.

          5.   Annual Performance Review.  The Company shall perform an annual
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review of Employee's performance and, in the discretion of the IDT Holdings
Board of Directors, make appropriate increases in Employee's base salary and determine whether additional stock option grants should be recommended to the Board of Directors of Identix. The first such annual performance review shall be conducted on or about July 1, 1999.

          6.   Miscellaneous.
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               6.1  Waiver. The waiver of any term or condition of this
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Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

               6.2  Notices.  All notices, requests, demands, and other
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communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or 12 hours after facsimile transmission to the persons identified below or five days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

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               If to Identix:

               510 N. Pastoria Ave.
               Sunnyvale, California  94086
               Attn:  President
               Facsimile:        408-739-0178
               Confirmation No.:  408-731-2000

               If to Employee:

               To the address indicated on Schedule A

Any party may change its address for notices by notice duly given pursuant to this Section 6.2.

               6.3  Headings. The headings contained in this Agreement are
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intended for convenience and shall not be used to interpret the meaning of this
Agreement or to determine the rights of the parties.

               6.4  Governing Law; Consent to Jurisdiction and Venue. This
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Agreement shall be governed by and construed in accordance with the laws of the
State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents. Employee hereby submits to the jurisdiction and venue of the Superior Court of the State of California for the County of Santa Clara or the United States District Court for the Northern District of California for any legal action arising from or connected with this Agreement. Employee agrees that service upon Employee in any such action may be made by first class mail, certified or registered, in the manner provided for delivery of notices in Section 6.2.

               6.5  Successor and Assigns. This Agreement shall be binding upon
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and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that this Agreement shall not be assignable by Identix (except in connection with the merger or consolidation of Identix with or into another entity or the sale by Identix of all or substantially all of its assets) or by Employee.

               6.6  Counterparts. This Agreement may be signed in counterparts
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with the same effect as if the signatures of each party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

               6.7  Withholdings. All sums payable to Employee hereunder shall
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be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

               6.8  Severability. If any provision of this Agreement is held to
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be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

               6.9  Entire Agreement; Modifications.  Except as otherwise
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provided

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herein, this Agreement represents the entire understanding between the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by the party against whom enforcement of such modification is sought, provided that no modification shall be enforceable against Identix unless signed by the Chief Executive Officer or Chief Operating Officer of Identix.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                   IDENTIX INCORPORATED



                                   By: /s/ Randall C Fowler
                                       ---------------------
                                   Its:_____________________



                                   /s/ Oscar R Pieper
                                   Employee

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                             EMPLOYMENT AGREEMENT
                                  SCHEDULE A


1.   Name and address of Employee:  Oscar Pieper
                                    -----------------
                                    -----------------

2.   Term of Agreement:             Four (4) years

3.   Base Salary:                   $20,000 per month

4.   Bonus:

     For the period from January 1, 1999 through June 30, 1999, Employee can earn a bonus equal to $25,000 to be earned in the increments listed below if IDT Holdings meets the quarterly and six month pre-tax profit projections listed below. The bonuses would be calculated based on a linear scale with no cap, whereby to earn a bonus in any of the periods listed, IDT Holdings must exceed 90% of such period's pre-tax profit projection. For example, with respect to the quarter ended June 30, 1999, each increment of 10 percent past the 90% mark is worth $10,000 (e.g. at 90% there would be no bonus due, at 110% of the pre-tax profit projection, Employee would earn a bonus in the amount of $20,000).

     Period                                  Pre-Tax Profit Projection      Bonus
     ----------------------------            -------------------------      -------
     Quarter ended March 31, 1999            $   340,000                    $  5,000
     Quarter ended June 30, 1999             $ 1,946,000                    $ 10,000
     Six month period ended June 30, 1999    $ 2,286,000                    $ 10,000

     For fiscal years subsequent to the fiscal year ended June 30, 1999, the bonus amounts and the performance goals shall be determined by the Board of Directors of IDT Holdings.

5.   Stock Options:        100,000 shares

6.   Severance Period:     15 months

7.   Initially report to:  James P. Scullion

Initialed by:

Identix:  ______________
Employee: ______________

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